EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Twin Disc, Incorporated, the registrant (a Wisconsin Corporation) owns directly or indirectly 100% of the following subsidiaries:

1.	Twin Disc International, S.R.L. (a Belgian corporation)

2.	Twin Disc Srl (an Italian corporation)

3.	Rolla Sp Propellers SAGL (a Swiss corporation)

4.	Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)

5.	Twin Disc (Far East) Ltd. (a Delaware corporation operating in Singapore and Hong Kong)

6.	Twin Disc (Far East) Pte. Ltd. (a Singapore corporation)

7.	Twin Disc Japan (a Japanese corporation)

8.	Twin Disc Power Transmission Private, Ltd. (an Indian limited liability corporation)

9.	Twin Disc Power Transmission (Shanghai) Co. Ltd. (a Chinese corporation)

10.	Twin Disc Netherlands Holdings B.V. (a Netherlands corporation)

11.	Twin Disc NL Holding B.V. (a Netherlands corporation)

12.	Veth Propulsion Holding B.V. (a Netherlands corporation)

13.	Veth Propulsion B.V. (a Netherlands corporation)

14.	Twin Disc European Distribution S.R.L (a Belgian corporation)

15.	Katsa Oy (a Finnish corporation)

16.	TD Finland Holding Oy (a Finnish corporation)

17.	Twin Disc New Zealand Limited (a New Zealand corporation)

Twin Disc, Incorporated also owns 66% of Twin Disc Nico Co. LTD. (a Japanese corporation).

The registrant has neither a parent nor any other subsidiaries. All of the above subsidiaries are included in the consolidated financial statements.